EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

--COMPANY PROVIDES OUTLOOK FOR 2007--

  Fourth Quarter Net Income Increased 18 Percent to $0.72 Per Share

  Fourth Quarter Income from Continuing Operations Increased 15 Percent to $0.70 Per Share

  Year-end Cash Position Totals $470 Million

  Board Approves $300 Million Share Repurchase Program

  2007 Income From Continuing Operations Expected to be $1.55 to $1.65 Per Share

NEW YORK, NY, March 7, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported its fourth quarter and full year financial results. In accordance with the National Retail Federation’s recommended calendar, the Company’s fiscal year ended on February 3, 2007, reflecting a 14-week fourth quarter and 53-week total year, thereby adding one additional week to the 2006 fourth quarter and fiscal year versus the comparable periods of last year.

Fourth Quarter Results

Net income for the Company’s fourth quarter increased to $0.72 per share, or $113 million, compared with $0.61 per share, or $96 million, last year. Included in this year’s results is income of $0.02 per share, or $3 million, from discontinued operations. Income from continuing operations for the fourth quarter of 2006 was $0.70 per share, or $110 million, compared with $0.61 per share, or $96 million, last year.

The fourth quarter results benefited from the additional week, which contributed $0.11 per share, or $18 million, to this year’s results, while a reduction of the Company’s income tax valuation allowance provided a benefit of $0.04 per share, or $6 million, to last year’s results. For comparative purposes, income from continuing operations was $0.59 per share, or $95 million, before the impact of the additional week this year, and $0.57 per share, or $90 million, before the benefit of the income tax credit last year.

Sales for the 14-week fourth quarter increased 5.6 percent, to $1,652 million this year, compared with sales of $1,564 million in the 13-week year-earlier period, reflecting the benefit of the additional week, and negatively impacted by a 13-week comparable-store sales decrease of 3.4 percent.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

“Our fourth quarter income from continuing operations came in higher than the guidance that we provided at the beginning of the quarter, primarily due to the stronger than expected earnings we generated during the extra week of the fiscal year,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “While the athletic footwear and apparel retail environment in the U.S. was challenging, our domestic divisions generated a solid profit increase in the fourth quarter. In Europe, we continued to experience sales declines as we adjusted our merchandise assortments to be better aligned with the current fashion trend. A stronger gross margin rate, however, contributed to a stabilization of our fourth quarter profit at this division which, as a percentage of sales, was in the solid double digit level.”

Full Year Results

Net income for the full year was $1.60 per share, or $251 million, including a non-cash impairment charge of $0.08 per share, or $12 million, recorded in the second quarter of 2006 to write down long-lived assets at the Company’s European operation, pursuant to SFAS No. 144, and income from discontinued operations of $0.02 per share, or $3 million. In fiscal year 2005, the Company reported net income per share of $1.68 per share, or $264 million and included $0.01 per share, or $1 million, from discontinued operations. Income from continuing operations for the full year was $1.58 per share, or $247 million in 2006, versus $1.67 per share, or $263 million, last year.

Full year sales increased 1.7 percent, to $5,750 million, as compared with sales of $5,653 million last year, reflecting the benefit of the additional week this year, and negatively impacted by a comparable-store sales decrease of 1.2 percent.

Financial Position

At the end of the year, the Company’s cash position was $470 million. During the year the Company redeployed its strong cash flow to fund the following initiatives:

  Cash capital expenditures of $165 million

  Long-term debt repayments of $88 million

  Pension fund contributions of $68 million

  Shareholder dividends of $61 million

  Share repurchases of $8 million

Included in the Company’s 2006 capital expenditure program was the opening of 146 new stores, remodeling or relocating 278 stores and closing 125 stores. At February 3, 2007, the Company operated 3,942 stores in 20 countries in North America, Europe and Australia. In addition, three Foot Locker franchised stores were operating in the Middle East.

Share Repurchase Program

The Company also today announced that its Board of Directors authorized a new $300 million, 3-year share repurchase program. A total of approximately 334,000 shares were purchased in 2006 for $8 million under the Company’s previous $150 million authorization.

“The strength of our current financial position and expected future cash flow allow us the opportunity to consider significantly increasing the amount of cash that we return to our shareholders,” stated Mr. Serra. “We believe that we can increase our share repurchase program while, at the same time, continuing to execute our growth strategies and pay a meaningful shareholder dividend.”

Subject to legal and contractual restrictions, the Company may make purchases of its common stock, from time to time, depending on market conditions, availability of other investment opportunities, and other factors.

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2007 Outlook

The Company’s strategic plan includes the planned implementation in 2007 of several key initiatives that are expected to add meaningfully to shareholder value. The planned strategic initiatives for 2007 include:

  Open 100 new stores, close 100-to-150 poor performing stores, and remodel or relocate 200-to-300 stores in its existing athletic footwear and apparel formats

  Open 70 new family footwear stores under the Footquarters name and develop plans to open up to an additional 200 stores in 2008

  Expand franchising operation in the Middle East with 15 additional stores and research new countries where the Company expects it could operate profitably

  Continue the pursuit of acquiring compatible specialty retail companies in the footwear industry

  Utilize the Company’s expected strong cash flow to increase dividends, retire debt, and/or repurchase shares of the Company’s stock.

Capital expenditures for 2007 are planned at $170 million to support its existing business and the development of Footquarters. The Company currently expects its fiscal year 2007 earnings from continuing operations, and without the benefit of the 53rd week that added $0.11 per share to 2006 earnings, to be in the range of $1.55 to $1.65 per share. The Company currently expects its first quarter earnings to be in the range of $0.34 to $0.37 per share.

The Company plans to discontinue the practice of reporting quarterly sales information in a separate release prior to the reporting of its quarterly earnings. The Company believes that the simultaneous release of quarterly earnings and sales information in one press release is a practice that is becoming more common among industry peers, and is also consistent with best practices. Thus, beginning with the first quarter of 2007, the Company will issue one press release on May 24, 2007 that will report both sales and earnings for that period.

The Company is hosting a live conference call at 10:00 a.m. (EST) on Thursday, March 8, 2007 to discuss these results and provide guidance with regard to its strategic and earnings outlook for 2007. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, March 16, 2007.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended February 3, 2007 and January 28, 2006
(In millions, except per share amounts)

	Fourth Quarter 2006		Fourth Quarter 2005
	14 Weeks	13 Weeks	13 Weeks
Sales	$1,652	$1,557	$1,564

Cost of sales	1,118	1,063	1,080
Selling, general and administrative expenses	323	312	301
Depreciation and amortization	44	44	43
Interest expense, net	--	--	2
Other expense (income)	(7)	(7)	(3)
	1,478	1,412	1,423

Income from continuing operations before income taxes	174	145	141
Income tax expense	64	53	45
Income from continuing operations	110	92	96
Income from disposal of discontinued operations, net of tax	3	3	---
Net income	$113	$95	$96

Diluted EPS:
Income from continuing operations	$0.70	$0.59	$0.61
Income from disposal of discontinued operations, net of tax	0.02	0.02	---
Net income	$0.72	$0.61	$0.61

Weighted-average diluted shares outstanding	156.9	156.9	156.7

	Year-To-Date 2006		Year-To-Date 2005
	53 Weeks	52 Weeks	52 Weeks
Sales	$5,750	$5,655	$5,653

Cost of sales	4,014	3,959	3,944
Selling, general and administrative expenses	1,163	1,152	1,129
Depreciation and amortization	175	175	171
Impairment charge	17	17	---
Interest expense, net	3	3	10
Other expense (income)	(14)	(14)	(6)
	5,358	5,292	5,248
Income from continuing operations before income taxes
and cumulative effect of accounting change	392	363	405
Income tax expense	145	134	142
Income from continuing operations	247	229	263

Income from disposal of discontinued operations, net of tax	3	3	1
Cumulative effect of accounting change, net of tax	1	1	---
Net income	$251	$233	$264

Diluted EPS:
Income from continuing operations	$1.58	$1.47	$1.67
Income from disposal of discontinued operations, net of tax	0.02	0.02	0.01
Cumulative effect of accounting change, net of tax	---	---	---
Net income	$1.60	$1.49	$1.68

Weighted-average diluted shares outstanding	156.8	156.8	157.6

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	February 3,	January 28,
	2007	2006
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$470	$587
Merchandise inventories	1,303	1,254
Other current assets	261	173
	2,034	2,014

Property and equipment, net	654	675
Deferred tax assets	109	147
Other assets	452	476
	$3,249	$3,312

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$256	$361
Accrued and other liabilities	246	305
Current portion of long-term debt and obligations
under capital leases	14	51
	516	717

Long-term debt and obligations under capital leases	220	275
Other liabilities	218	293
SHAREHOLDERS’ EQUITY	2,295	2,027
	$3,249	$3,312

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FOOT LOCKER, INC.
Stores and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	February 3,	January 28,	January 29,
	2007	2006	2005
Foot Locker U.S.
Number of stores	1,368	1,395	1,428
Gross square footage	5,509	5,602	5,809
Selling square footage	3,243	3,290	3,390

Footaction
Number of stores	373	363	349
Gross square footage	1,744	1,718	1,683
Selling square footage	1,076	1,060	1,049

Lady Foot Locker
Number of stores	557	553	567
Gross square footage	1,243	1,238	1,265
Selling square footage	700	693	705

Kids Foot Locker
Number of stores	335	327	346
Gross square footage	810	791	837
Selling square footage	483	472	497

Champs Sports
Number of stores	576	556	570
Gross square footage	3,138	3,045	3,173
Selling square footage	2,143	2,096	2,178

Foot Locker International
Number of stores	733	727	707
Gross square footage	2,109	2,089	2,013
Selling square footage	1,095	1,099	1,069

Total Stores Operated
Number of stores	3,942	3,921	3,967
Gross square footage	14,553	14,483	14,780
Selling square footage	8,740	8,710	8,888

Total Franchised Stores
Number of stores	3	---	---
Gross square footage	9	---	---
Selling square footage	6	---	---

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